Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release
FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Strong Earnings of $1.06 per Share for the First Quarter of 2008
•	Earnings as adjusted increased 11% to $1.10 per share, excluding restructuring and impairment charges of $.04

•	Revenues grew 14% to a record $1.23 billion on improvements in volume and price/mix

•	Lubrizol Additives reported record volume and operating income in the quarter

•	Lubrizol Advanced Materials reported mixed performance and announced business improvement initiatives in the Performance Coatings product line

•	Quarterly dividend increased 3% to $.31 per share

•	Guidance for 2008 EPS increased to $4.17 to $4.37, including restructuring and impairment charges of $.08, and $4.25 to $4.45 excluding these charges
CLEVELAND, OH, May 2, 2008 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the first quarter ended March 31, 2008 were $73.6 million, or $1.06 per diluted share, including after-tax restructuring and impairment charges of $2.9 million, or $.04 per diluted share, primarily related to the disposition of a North American coatings facility. Comparable earnings for the first quarter of 2007 were $71.3 million, or $1.02 per diluted share, which included after-tax restructuring credits of $1.7 million, or $.03 per diluted share.

First Quarter Consolidated Results
Consolidated revenues for the first quarter increased 14 percent to $1.23 billion compared with $1.08 billion in the first quarter of 2007. Compared with the prior-year quarter, volume increased revenues 6 percent, improvements in the combination of price and product mix contributed 4 percent and currency had a 4 percent favorable impact. Included in these factors was the incremental impact from acquisitions completed in 2007, which contributed 3 percent to consolidated revenues in the first quarter of 2008.
Excluding the restructuring and impairment charges and credits in both periods, adjusted earnings were $76.5 million, or $1.10 per diluted share, for the first quarter of 2008 compared with $69.6 million, or $.99 per diluted share, for the first quarter of 2007.
Remarking on the results, CEO James Hambrick stated, “I am pleased with our overall first quarter performance. We finished 2007 with strong momentum and we are seeing this trend continue in 2008. Our first quarter results reflect our balanced portfolio of businesses and the geographic diversity of our customer base as international market growth continued to outpace North American demand.”
The Lubrizol Corporation
in Diluted Earnings Per Share

	Three Months Ended
	March 31,
	2008	2007
Earnings	$1.06	$1.02

Adjustments:
Restructuring and impairment charges (credits)	0.04	(0.03)

Earnings as adjusted (Non-GAAP)	$1.10	$0.99

Earnings impacted by the following items:
Sale of real estate	$—	$0.05
Estimated impact on 2008 results compared with prior period due to:
Change in currency	$0.13	*
Change in tax rate	$0.05	*

*  Not Applicable
Adjusted earnings for the first quarter of 2008 increased 10 percent compared with the prior-year first quarter largely due to an improvement in the combination of price and product mix, increased volume, favorable currency, a lower effective tax rate, reduced net interest expense and contributions from acquisitions. These favorable factors to earnings more than offset the impact of higher raw material and manufacturing costs, higher selling, technical, administrative and research (STAR) expenses and the non-recurrence of other income of approximately $5 million resulting from the sale of real estate in the first quarter of 2007.

Cash flow from operations was $43 million for the first three months of 2008, down from $98 million in the year-earlier period reflecting a strategy to replenish inventory levels. Capital expenditures in the first quarter of 2008 were approximately $52 million and the company repurchased $25 million in shares outstanding in the first three months of 2008.
At the April 28, 2008 Organization Meeting of the Board of Directors of The Lubrizol Corporation, directors declared a 3 percent increase in the regular quarterly dividend to $.31 per share payable June 10, 2008 to shareholders of record at the close of business on May 9, 2008. This consecutive annual increase follows a dividend increase of 15 percent announced by the Board in April 2007.
First Quarter Segment Results
In the first quarter of 2008, Lubrizol Additives segment revenues of $826 million were 19 percent higher than the first quarter of 2007. Compared with the year-earlier quarter, revenue growth resulted from a 10 percent volume increase, a 5 percent improvement in the combination of price and product mix and a favorable currency impact of 4 percent. Included in these factors was the incremental impact from the 2007 acquisitions, which contributed 4 percent to revenues in the quarter. The segment set a record for volume in a quarter, which predominantly was attributable to strong demand in all international markets. The year-over-year volume comparison was favorable due to the impact of order pattern changes and incremental acquisitions. Compared with the first quarter of 2007, Lubrizol Additives operating income increased 12 percent to $113 million in the first quarter of 2008 primarily as a result of higher volume, favorable currency and the contributions from acquisitions completed in 2007. These positive factors partially were offset by higher raw material and operating costs.
“Lubrizol Additives is performing very well,” stated Hambrick. “Our performance was attributable to the strength of our new products and technologies, which we believe contributed to our customers’ success. We remain focused on sustaining our operating margins that justify our reinvestment in the business. Last month we announced a multi-year capital expenditure plan, which will add incremental capacity sufficient to meet future demand. This action is now warranted because of the improved fundamentals in this business.”
The Lubrizol Advanced Materials segment reported revenues of $401 million in the first quarter of 2008, an increase of 5 percent compared with the first quarter of 2007. The higher revenues reflected a 4 percent improvement in the combination of price and product mix, a favorable currency impact of 3 percent and a 2 percent decrease in volume. Although volume growth for the segment was strong in Asia-Pacific and Latin America, these increases were not sufficient to offset volume declines in North America and Europe. A significant portion of the decline in Europe was attributable to AMPS® specialty monomers business loss due to production problems that occurred last year. Engineered Polymers experienced double-digit revenue growth, while Noveon® Consumer Specialties had single-digit revenue growth. Performance Coatings revenues were unchanged in the first quarter of 2008 compared with the prior-year first quarter as demand for textile coatings was weak in North America and Europe. Lubrizol Advanced Materials operating income declined $14 million to $31 million in the first quarter of 2008. The decrease in operating income in the first quarter of 2008 compared with the first quarter of 2007 primarily was due to lower volumes, higher raw material costs and higher STAR expenses.

Commenting on the results, Hambrick stated, “I am dissatisfied with the financial performance of Advanced Materials. But, I am encouraged by our plans and by our progress to improve these results:
•	All product lines successfully implemented price increases.

•	Revenue growth in Asia-Pacific and Latin America continued at double-digit rates.

•	New product development and commercialization projects are progressing well.

•	Complementary acquisition projects are making headway.

•	Lastly, a restructuring of the Performance Coatings product line is underway. We are narrowing our focus on market end-uses where our technologies provide value to our customers and give us differentiable advantages. We undertook initial action to improve operating efficiencies and we will evaluate further actions later in the year.”
Earnings Outlook
The company increased its guidance for earnings that was issued on February 8. The company’s guidance for 2008 earnings is now in the range of $4.17 to $4.37 per diluted share, including restructuring and impairment charges of $.08. These charges are associated with the Performance Coatings business improvement initiatives announced to date, which consist of $0.04 per diluted share in charges recorded in the first quarter of 2008 and $.04 per diluted share expected to be incurred in the second quarter of 2008. In 2007, earnings were $4.05 per diluted share, including restructuring and impairment charges of $.01 per diluted share. Excluding the restructuring and impairment charges from both years, the company projects 2008 adjusted earnings in the range of $4.25 to $4.45 per diluted share, or approximately 5 to 10 percent higher compared with the 2007 adjusted earnings of $4.06 per diluted share.
Updates to key assumptions for this guidance include:
•	Revenue growth of 11-12 percent compared with 2007;

•	Volume growth in the Lubrizol Additives segment, exclusive of acquisitions, of 0 to 1 percent, consistent with the growth rate of the global additives market;

•	Volume in the Lubrizol Advanced Materials segment to be unchanged from 2007 due to North American demand weakness;

•	Raw material costs increasing through mid-year;

•	STAR expenses of approximately 13.5 percent of revenues;

•	Net interest expense of approximately $65 million;

•	An effective tax rate of 32.0 percent for the year;

•	The euro to average $1.55 for the remainder of the year; and

•	Capital expenditures of approximately $225 million to $235 million.
Regarding the earnings outlook, Hambrick added, “We continue to project 2008 as a fifth consecutive year of revenue and earnings growth for the corporation. Although we are well positioned along many dimensions, our current challenge is to keep up with rising raw material, energy and labor costs. We believe that we will successfully address this challenge given our track record in recent years.”

Conference Call on the Web
An audio webcast of the first quarter earnings conference call with investors will be available today live at 10:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2007 were $4.5 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$1,227.3	$1,076.7
Cost of sales	934.5	798.3

Gross profit	292.8	278.4

Selling and administrative expenses	108.6	102.3
Research, testing and development expenses	54.1	51.7
Amortization of intangible assets	7.0	6.0
Restructuring and impairment charges (credits)	4.8	(2.4)
Other income — net	(2.5)	(5.7)
Interest expense — net	13.7	17.1

Income before income taxes	107.1	109.4
Provision for income taxes	33.5	38.1

Net income	$73.6	$71.3

Net income per share, basic	$1.07	$1.03

Net income per share, diluted	$1.06	$1.02

Weighted-average common shares outstanding:
Basic	68.6	69.3

Diluted	69.3	70.1

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	March 31,	December 31,
	2008	2007
Assets
Cash and short-term investments	$459.2	$502.3
Receivables	747.1	665.9
Inventories	656.5	600.0
Other current assets	90.3	79.1

Total current assets	1,953.1	1,847.3

Property and equipment — net	1,190.7	1,161.5
Goodwill and intangible assets — net	1,583.4	1,552.1
Investments and other assets	82.2	82.9

Total	$4,809.4	$4,643.8

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$205.7	$204.9
Accounts payable	435.3	404.8
Accrued expenses and other current liabilities	259.2	275.0

Total current liabilities	900.2	884.7

Long-term debt	1,231.3	1,223.9
Other noncurrent liabilities	534.8	521.5

Total liabilities	2,666.3	2,630.1

Minority interest in consolidated companies	64.8	62.4

Shareholders’ equity	2,078.3	1,951.3

Total	$4,809.4	$4,643.8

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2008	2007
Cash provided by (used for):
Operating activities:
Net income	$73.6	$71.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	41.4	39.2
Deferred income taxes	0.1	10.7
Deferred compensation	2.5	8.0
Restructuring and impairment charges	4.0	—
Net change in working capital	(86.1)	(12.1)
Other items — net	7.6	(19.1)

Total operating activities	43.1	98.0

Investing activities:
Capital expenditures	(51.5)	(31.9)
Acquisitions	0.9	(15.7)
Net proceeds from sales of property and equipment	0.3	11.4
Other items — net	(0.1)	(0.1)

Total investing activities	(50.4)	(36.3)

Financing activities:
Changes in short-term debt — net	0.2	2.4
Repayments of long-term debt	—	(32.5)
Dividends paid	(20.5)	(18.0)
Common shares purchased	(25.0)	(19.3)
Proceeds from the exercise of stock options	2.1	9.2
Tax benefit from the exercise of stock options and awards	1.7	2.5

Total financing activities	(41.5)	(55.7)

Effect of exchange rate changes on cash	5.7	1.1

Net (decrease) increase in cash and short-term investments	(43.1)	7.1

Cash and short-term investments at the beginning of period	502.3	575.7

Cash and short-term investments at the end of period	$459.2	$582.8

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended
	March 31,
	2008	2007
Revenues from external customers:
Lubrizol Additives	$826.2	$696.0
Lubrizol Advanced Materials	401.1	380.7

Total revenues	$1,227.3	$1,076.7

Segment operating income:
Lubrizol Additives	$112.8	$100.9
Lubrizol Advanced Materials	30.8	45.4

Total segment operating income	143.6	146.3

Corporate expenses	(21.2)	(21.7)
Corporate other income (expense) — net	3.2	(0.5)
Restructuring and impairment (charges) credits	(4.8)	2.4
Interest expense — net	(13.7)	(17.1)

Income before income taxes	$107.1	$109.4

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months Ended March 31, 2008 and 2007
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income per our consolidated results, adjusted for exclusion of restructuring and impairment charges (credits). Management believes that both earnings and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using earnings and earnings as adjusted.

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$107.1	$73.6	$1.06	$109.4	$71.3	$1.02

Adjustments:
Restructuring and impairment charges (credits)	4.8	2.9	0.04	(2.4)	(1.7)	(0.03)

Earnings as adjusted (Non-GAAP)	$111.9	$76.5	$1.10	$107.0	$69.6	$0.99